Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Mr. Riccardo Pigliucci

DATE:  May 3, 2005

TIME:   11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International first quarter 2005 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the Company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners first quarter 2005 financial results conference call.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter ended March 31, 2005, and provide guidance for the remainder of 2005.  As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations, our research and development efforts and our business environment, including whether the Company’s relationships with Pfizer and the NIH continue through and beyond their contractual terms, the mix and timing of revenues from sales of products and services based on our backlog, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected results in 2005, the level of expenditure necessary to enable the Company to achieve its objectives of focusing its business on providing lead drug candidates to pharmaceutical companies, our ability to successfully commercialize the uARCS technology, our ability to acquire complementary businesses or capabilities and the integration of acquired businesses or capabilities, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in the Company’s annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and

Exchange Commission and other SEC filings.  Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others.  While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

In addition, in response to Regulation G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures but will only highlight the magnitude of any charges included in the various periods.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8-K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman: Thanks Riccardo and Good Morning:

Revenues for the first quarter ended March 31, 2005, were $7.1 million, 40 percent below the first quarter of 2004, and 50 percent below the fourth quarter of 2004.  The decrease versus the fourth quarter was primarily due to the decrease in chemistry services revenues caused by lower Pfizer compound shipments, lower screening service volumes, and the fact that there were no Crystal Farm product shipments, offset by higher revenues from our NIH contract.  The decrease versus prior year was due to decreased chemistry and screening services revenues and the absence of Crystal Farm product revenues, offset by revenues from the NIH contract.  The decrease in chemistry services revenue versus both periods was due to the fact that we exercised our right under our agreement with Pfizer to deliver additional compounds in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005, which resulted in $4.2 million of revenue in the fourth quarter of 2004 that was not recognized in the first quarter of 2005.  As a result of these decreased shipments, Pfizer accounted for 37 percent of our revenues for the quarter.

Gross margin, as a percentage of revenue, for the first quarter of 2005 was 23 percent, down from the 45 and 42 percent results in the first and fourth quarters of 2004, respectively.  The decrease in gross margin as a percentage of revenue versus both periods resulted from lower volumes in chemistry and screening services as well as instrumentation products.  The exercise of our right under our agreement with Pfizer to deliver additional compounds in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005 resulted in gross margin of $3.1 million in the fourth quarter of 2004 that was not recognized in the first quarter of 2005.

Research and development costs for the first quarter of 2005 were $1.3 million, up from $0.9 million in the first quarter of 2004, and up slightly from $1.2 million in the fourth quarter of 2004.  The increase in research and development costs versus both periods resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on

Crystal Farm product, compound storage solutions, in silico tools and assays and drug discovery process development.

SG&A costs for the first quarter of 2005 were $4.1 million, up from the $3.6 million and $3.2 million results in the first and fourth quarters of 2004, respectively.  The increase in SG&A costs versus both periods was primarily due to the separation of the Company’s former Chief Operating Officer, and higher business development costs, offset by lower incentive compensation accruals.

The Company recorded a $0.1 million restructuring charge during the first quarter of 2005 related to higher than expected facility remediation costs related to the shutdown of our Tucson facility that we announced in 2003.  There were no restructuring costs in 2004.

Amortization of stock based compensation for the first quarter of 2005 were $0.3 million, up from the $0.2 million result in first quarter of 2004, and down from the $0.4 million result in the fourth quarter of 2004.  The increase in amortization versus the first quarter of 2004 was due to additional restricted stock grants made during the third quarter of 2004.  The decrease in amortization versus the fourth quarter of 2004 relates to the impact of the departure of the Company’s former Chief Operating Officer and a natural decreasing rate of amortization.

The Company recorded a $1.0 million impairment charge during the first quarter of 2005 related to the partial write-down of our toxicology-based intangible assets as the loss of a customer due to bankruptcy indicated the carrying value was not recoverable.  There were no impairment charges in 2004.

The Company reported a $5.1 million loss from operations during the first quarter of 2005, compared to operating profits of $0.6 million and $1.1 million in the first and fourth quarters of 2004, respectively.  The loss in the first quarter versus prior year results is primarily due to the reduction in gross margin caused by lower volumes, the impairment charge and higher SG&A costs.

Interest income was $0.5 million for the first quarter of 2005, up $0.1 million from both the first and fourth quarters of 2004, due to higher yields on our investment portfolio.

Foreign exchange impact was a gain of about $50 thousand for the first quarter of 2005, compared to losses of $50 thousand and $0.2 million in the first and fourth quarters of 2004, respectively.  The loss in the fourth quarter of 2004 resulted from the completion of two significant contracts performed by our Swiss-based subsidiary that were denominated in U.S. dollars.

Net loss for the first quarter ended March 31, 2005 was $4.5 million, or $0.18 per share, compared to net income of $1.1 million, or $0.04 per share in the first quarter of 2004, and net income of $1.4, million, or $0.05 per share in the fourth quarter of 2004.

Now let me ask Riccardo to review the operations for the first quarter of 2005 and on the key milestones for the remainder of 2005.

Riccardo Pigliucci:

Thank you Craig.

Our first quarter results are disappointing and not in line with our philosophy of running a company with profitable operations and highlight our dependence on our relationship with Pfizer.  During the quarter we took two significant steps to address our dependance on Pfizer and to more effectively execute the Company’s strategy of partnering our drug discovery capabilities and “value added” offerings.  On March 1st, we announced that we had entered into a binding letter of intent to acquire Biofrontera Discovery GmbH, a natural product based, drug discovery company located in Heidelberg, Germany. We successfully closed this transaction on April 22nd.  On April 6th, we announced the appointment of Dr. Michael Venuti as our Chief Scientific Officer.  Dr. Venuti has been a Board member of DPI since 2003 and has had a distinguished career in the drug discovery arena at companies like Syntex, Genentech, Axys and most recently, Celera Genomics.

Let me spend a few minutes highlighting the importance of these events to DPI’s long-term success.

Our scientific capabilities in drug discovery – now spanning medicinal and computational chemistry, diversity and natural products libraries for broad screening, in vitro biology for screening and secondary assays, molecular pharmacology for mechanistic proof-of-concept and PK/ADME screens for lead optimization and candidate selection – in the past have each been applied to various partnerships with biotechs and pharma companies.  We believe that we have built both the infrastructure and the critical mass to offer our drug discovery capabilities in broad target-to-lead partnerships encompassing multiple individual projects unbiased by target class, chemical class or therapeutic area.  Such partnerships can flexibly package our technology platform and skills to produce well-qualified, high-value drug candidates, rather than just data or screening hits.  Increasingly, pharma companies are turning to inlicensing to replenish their portfolios, which are in constant need of both primary drug candidates and backups as the inevitable failures occur.  We will structure our partnerships to be competitive in quality and superior in speed and cost to our customers’ alternatives of internal or inlicensing activities to create their supplementary candidate pipeline.  We have already initiated conversations with some of our current pharma and biotech partners to gauge their appetites for such broader relationships, and will begin to meet with new potential partners in the upcoming weeks.

We feel this is the next logical step in the growth of DPI and, as I mentioned last quarter, it will require some investment this year to absorb the burn rate of the Biofrontera Discovery acquisition.

As stated during our last conference call, in addition to concentrating on expanding the company through organic growth or acquisition of complementary technology platforms such as Biofrontera Discovery GmbH we are actively pursuing the acquisition of companies with recurring revenues and profits that can complement our offerings, absorb part of our infrastructure and leverage our capabilities.

At this time we do not have any better visibility than two months ago on changes in the business climate nor on Pfizer’s intentions after the end of the current contract.  Our current 12 month backlog of $31.0 million is approximately $2.0 million lower than what we reported at year end due to the expiration of our Pfizer contract at the end of this year.  Based on this level of new business visibility, excluding any further M&A transactions, we now estimate that 2005 revenues will be between $42.0 million and $48.0 million.  This revenue amount does not include the revenues for the two Universal Store Systems to be deployed to the NIH project in 2005, as they will be recognized over the life of the NIH contract, nor any significant contribution from the Biofrontera Discovery acquisition.  As previously mentioned, during 2005, we expect to invest an amount in excess of our 2004 earnings of $4.0 million to more effectively execute the Company’s strategy and to absorb the current burn rate of Biofrontera Discovery.  As a result, our current earnings estimate for 2005, reflecting the lower revenue volume, the hiring of our CSO, the Biofrontera Discovery acquisition, and the impairment charge taken this quarter is a net loss between $6.0 million and $9.0 million, absent any other M&A transactions, or any restructuring activity that could be considered in the absence of any upturn in business.  We estimate that cash at the end of 2005 will be between $75 million and $78 million dollars, inclusive of the Biofrontera Acquisition but absent any further M&A, restructuring activities or stock repurchases under our current authorization.

This concludes the first part of our conference call.  I am available to answer questions at this time.  We urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.

OPERATOR:  Thank you.  The question and answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press 1 - 4 on your push button phone.  Should you wish to withdraw your question, press 1 - 3.   Your question will be taken in the order it is received.  Please stand by for your first question.

END: I would like to thank all of you for participating on this teleconference and look forward to talking to you again soon.

Thank you.